UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2006

Paxson Communications Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

We have an affiliation agreement with Directv, Inc., a satellite television carrier, that we entered into in September 2002 under which Directv provides our network programming to substantially all its subscribers. Directv has asserted that our present programming violates the content restrictions of the affiliation agreement and has given us a notice purporting to terminate the affiliation agreement, effective February 28, 2006. In January 2006, Directv filed a complaint against us seeking a declaratory ruling that it has the right to terminate the affiliation agreement and cease distributing our network programming.

On February 28, 2006, we entered into an agreement with Directv, in which Directv agreed to delay any termination of our affiliation agreement and stay any further action in the court proceeding for 30 days in order to allow the parties time to negotiate a settlement of the dispute. We are currently negotiating with Directv in an effort to resolve this matter and maintain the distribution of our network programming to Directv's subscribers.

If we are unable to settle this matter and the court finds that Directv properly terminated our affiliation agreement, we could lose our distribution to Directv’s subscriber households, which we have estimated to be approximately 5.5% of U.S. prime time television households. Our revenues will be reduced if we are unable to retain or to replace this distribution, which could have an adverse effect on us. We would expect to regain distribution of our stations on Directv's satellite system in approximately 33 months through the exercise of our must carry rights at the next election period at the end of 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paxson Communications Corporation

March 6, 2006	By:	Adam K. Weinstein

Name: Adam K. Weinstein
Title: Senior Vice President, Secretary & Chief Legal Officer